CONSENT OF LAROCHE PETROLEUM CONSULTANTS, LTD.
LAROCHE PETROLEUM CONSULTANTS, LTD.

CONSENT OF INDEPENDENT PETROLEUM

ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, LaRoche Petroleum Consultants, Ltd. hereby consents to the use of and reference to its name, and the inclusion of and references to its report relating to proved oil and gas reserves of Westside Energy Corporation (the "Company") as of December 31, 2005 in the Company's Quarterly Report on Form l0-QSB for the quarter ended September 30, 2006, and the incorporation by reference thereof into the previously filed Registration Statement on Form S-8 (SEC file no. 333-124890) filed on May 13, 2005 and the previously filed Registration Statement on Form S-8 (SEC file no. 333-114686) filed on April 21, 2004.

LaRoche Petroleum Consultants. Ltd.

By: Is! Bill Kazmann

Name: Bill Kazmann

Title: Partner

Dallas. Texas
November 16, 2006